[Certain portions of this Exhibit have been omitted pursuant to a request for confidential treatment as indicated by an * and separately filed with the Commission]




                                                               GENERAL MOTORS
                                                            NAO FLEET OPERATIONS




December 16, 1998



Mr. Barry Benoit
Vice President--Fleet Operations
Automotive Rental Group
Republic Industries, Inc.
110 S.E. 6th Street
Ft. Lauderdale, FL 33301

Dear Mr. Benoit:

This letter will confirm the agreement ("Agreement") reached between National Car Rental System, Inc. ("National") and General Motors ("GM") regarding National's purchase or lease of GM vehicles for model year 1999. The details of the Agreement are as follows:

1999 MODEL YEAR
---------------

1. National will purchase or lease from GM dealers of their choice a * 1999 model GM vehicles under the terms and conditions of GM's 1999 Model Year Daily Rental Purchase Program (refer Attachment 1). National has agreed to purchase these GM vehicles in a mix which includes a considerable number of GM's higher priced models and which represents a higher percentage of these units than National otherwise would purchase. The agreed mix of units is as follows:


                  Cavalier          *                 DeVille           *
                  Sunfire           *                 Camaro            *
                  Grand Am          *                 Firebird          *
                  Alero             *                 Venture           *
                  Malibu            *                 Trans Sport       *
                  Cutlass           *                 Silhouette        *
                  Century           *                 Astro van         *
                  Lumina            *                 Safari van        *
                  Monte Carlo       *                 Blazer            *
                  Grand Prix        *                 Jimmy             *
                  Regal             *                 Bravada           *
                  Intrigue          *                 Full Size Van     *
                  Bonneville        *                 C/K Truck         *
                  LeSabre           *                 Yukon             *
                  Eighty Eight      *                 Suburban          *
                                                      Total Units       *

2.       a.  National agrees*.

         b.  *.

3. GM agrees to offer National the availability of the YT1/YT2 short term programs for vehicles described in Paragraph 1. Refer to ATTACHMENT 4 AND 5 for program parameters.

4. National agrees that in all advertising and promotional materials which National undertakes for the 1999 Model Year (September 1, 1998 through August 31, 1999), National will feature only General Motors products where any vehicle is featured or promoted. During the term of this Agreement, National agrees to allow such space and include such tag lines as is in accordance with the customer of the trade industry.

5. In exchange for this Agreement to purchase, promote and service the number of 1999 models and in a vehicle mix satisfactory to GM, as described in Paragraph 1, GM will provide National with * in addition to any incentives due under the terms and conditions of GM's 1999 Model Year Daily Rental Purchase Program.

6. The * 25th day of the month following vehicle delivery and receipt of a diskette/electronic media transmission by GM provided GM receives National's diskette/electronic media transmission by the last business day of the month. A diskette/electronic media transmission received after the last business day of the month * the 25th of the following month. This diskette/electronic media transmission must include VIN numbers on the portion of the * in the preceding month and not covered *. ATTACHMENT 2 details data transmission and record format requirements and should be used when reporting vehicle acquisitions. The report of vehicle acquisitions should be transmitted by EDS Elite to the GM Auction Sales and Remarketing Department or diskettes sent to the following address:

                           Attention: J.P. Larson, Director - Finance
                           NAO Fleet Operations
                           Renaissance Center
                           Tower 100, 11th Floor
                           MC 482-A11-B96
                           Detroit, Michigan 48265-1000


         In the event that National does not purchase or lease the agreed number of vehicles at the agreed mix, * National as described in Paragraph 6 by General Motors * to GM on demand subject to Paragraph 7.

7. All volume and mix requirements are subject to reasonable minor adjustments based upon mutual agreement between the parties when the exact circumstances faced by both parties are known at the time of vehicle delivery. It is understood that these adjustments may require National to purchase a comparably priced mix of product. In the event that either party cannot fulfill any terms of this Agreement due to events beyond its control, such as acts of God, labor disputes, and severe economic downturns, the parties will enter negotiations with the intent of allowing both to continue business without substantial penalty.
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Page 3


8. National agrees to provide to GM, at the beginning of each month, a schedule of anticipated purchases of 1999 model year vehicles (model year fleet plan) by division and car line, by month and model year. National also agrees to provide to GM, at the end of each month, a schedule of 1998 and 1999 model vehicle returns by vehicle size (e.g., economy, midsize, etc.) by month of the 1998 and 1999 calendar years. *

9. National agrees to retain any documents or records relevant to vehicles purchased under this Agreement or any GM program and/or * this Agreement or any other GM program for two years after the close of the program. National agrees to permit any designated representative of GM to examine, audit and take copies of any accounts and records National is to maintain under this Agreement. National agrees to make such accounts and records readily available at its facilities during regular business hours. GM agrees to furnish National with a list of any reproduced records.

10. This agreement is confidential and proprietary information of General Motors and is intended for the sole use by GM and National. Failure to maintain confidentiality of the terms of this agreement may result in loss of Fleet Authorization privileges with regard to future purchases.

On behalf of the General Motors' Car and Truck Divisions, I would like to express my appreciation for your business and hope this Agreement will continue to strengthen our business relationship.

Please return a copy of this letter acknowledging your agreement to the above.

                                                      Very truly yours,


                                                      /s/ Richard M. Lee

                                                      Richard M. Lee
                                                      Executive Director
                                                      Fleet Operations


/s/ Barry Benoit
-----------------------------
Acknowledged and Agreed
Republic Industries, Inc.

Date:  December 18, 1998
     ------------------------